EXHIBIT 99.1

NEWS RELEASE

April 30, 2004

Contact:	Don P. Duffy Executive Vice President, Chief Financial Officer Onyx Acceptance Corporation (949) 465-3808 Email: investor@onyxco.com

ONYX ACCEPTANCE ANNOUNCES $5 MILLION STOCK REPURCHASE PLAN

FOOTHILL RANCH, Calif., April 30, 2004 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today that its Board of Directors has authorized the Company to begin a stock repurchase program to purchase up to $5,000,000 of its common stock. The shares will be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions. The Company may discontinue purchases at any time that management determines additional purchases are not warranted.

Onyx Acceptance Corporation is a specialized automobile finance company based in Foothill Ranch, CA. Onyx provides financing to franchised and select independent dealerships throughout the United States.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including statements regarding the continued availability of liquidity sources in coming quarters and the performance of the economy in the United States. Other important factors are detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2003.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.